[MCG CAPITAL	MCG Capital Corporation	PRESS RELEASE
CORPORATION LOGO]	1100 Wilson Boulevard
	Suite 3000	Contact: Jacqueline McDevitt
	Arlington, VA 22209	(703) 247-7523
	(703) 247-7500	JMcdevitt@MCGCapital.com
(703) 247-7505 (FAX)
MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Corporation Declares Second Quarter Dividend of $0.42 Per Share and

Reports Q1 2005 Results

ARLINGTON, VA—May 3, 2005—MCG Capital Corporation (Nasdaq: MCGC) today announced that on April 27, 2005 its Board of Directors declared a dividend of $0.42 per share for the second quarter of 2005. The actual tax characteristics of this dividend will be reported to each shareholder on a Form 1099.

The dividend is payable as follows:

Record date: May 26, 2005

Payable date: July 28, 2005

In addition, MCG announced today its results for the quarter ended March 31, 2005.

Highlights:

•	Q1 2005 gross originations of $116.6 million and net investment growth of $8.2 million

•	Q1 2005 operating income of $28.1 million, up 27% from $22.2 million for Q1 2004

•	Q1 2005 net operating income of $14.5 million, up 47% from $9.8 million for Q1 2004

•	Q1 2005 net income of $13.1 million, up 523% from $2.1 million for Q1 2004

•	Q1 2005 basic earnings per share of $0.29, up 383% from $0.06 for Q1 2004

We invite interested parties to join our analyst call today at 10:30 a.m. ET for a further discussion of our first quarter 2005 financial results. The dial-in number for the call is (800) 946-0713. International callers should dial (719) 457-2642. Please dial-in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the MCG website at http://investor.mcgcapital.com. Click on the May 3, 2005, Conference Call to access the call. A recording of the call will be available through May 10, 2005. The replay dial-in number is (888) 203-1112. International callers should call (719) 457-0820. The replay pass code is 8828448. The replay will also be available via MCG’s website. Financial information provided in the analyst call will be available on our website at http://www.mcgcapital.com prior to the call.

MCG Capital Corporation

Press Release

May 3, 2005

SELECTED OPERATING DATA

The following table shows our selected consolidated operating data for the three months ended March 31, 2005 and 2004:

	Three Months Ended March 31,
	2005	2004
	(dollars in thousands)
Operating income
Interest and dividend income	$24,593	$18,489
Advisory fees and other income	3,522	3,716

Total operating income	28,115	22,205
Operating expenses
Interest expense	4,684	2,103
Employee compensation:
Salaries and benefits	4,756	2,885
Long-term incentive compensation (a)	1,682	5,551

Total employee compensation	6,438	8,436
General and administrative expense	2,502	1,825

Total operating expenses	13,624	12,364

Net operating income (b)	$14,491	$9,841

Net operating income per share	$0.32	$0.26

Following is a reconciliation of net operating income to distributable net operating income (c):

Net operating income (b)	$14,491	$9,841
Long-term incentive compensation (a)	1,682	5,551

Distributable net operating income (c)	$16,173	$15,392

Distributable net operating income per share—average shares (d)	$0.35	$0.40
Distributable net operating income per share—record date shares (e)	$0.36	$0.40

(a)	Includes non-cash amortization expense associated with certain restricted shares and the expense associated with the dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.

(b)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.

(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations, together with the weighted average of shares related to restricted stock awards for which forfeiture provisions have not lapsed. The weighted average of shares related to restricted stock awards for which forfeiture provisions have not lapsed total 479 and 910 for the three months ended March 31, 2005 and 2004, respectively. These unvested shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to receipt of dividend.

(e)	This amount is based on total shares outstanding at the record date for each respective quarterly dividend.

MCG Capital Corporation

Press Release

May 3, 2005

Discussion of Operations

The change in operating income for the three months ended March 31, 2005 compared to the same period in 2004 is attributable to the following items:

Three Months Ended March 31, 2005 vs. 2004
(dollars in thousands)
Change due to:
Loan growth (a)	$4,279
Change in LIBOR (a)	2,461
Change in spread on loans (a)	(3,402)
Increase in loan fee income	929
Increase in dividend income	1,837
Decrease in advisory fees and other income	(194)

Total change in operating income	$5,910

(a)	The change in interest income due to loan growth, change in LIBOR and change in spread has been allocated in proportion to the relationship of the absolute dollar amount of the changes in each.

Total operating income for the first quarter of 2005 was $28.1 million, an increase of $5.9 million or 27% compared to the first quarter of 2004. Total operating income is primarily comprised of interest and dividend income on investments. Interest and dividend income for the first quarter of 2005 was $24.6 million, an increase of $6.1 million or 33% compared to the first quarter of 2004. The increase in total operating income was due to an increase in loan fee income of approximately $0.9 million, an increase in dividend income of approximately $1.8 million and an increase in interest income of approximately $3.3 million.

The increase in dividend income was primarily related to dividends on preferred stock of one of our non-majority owned control investments, Broadview Networks, Inc. In January 2005, one of MCG’s majority-owned controlled portfolio companies, Bridgecom Holdings, Inc. completed a merger with Broadview Networks, Inc. As a result of this merger, the Company’s economic ownership in the new merged entity decreased below 50 percent; however, MCG retained greater than 50% of the voting control and therefore our investment will continue to be reflected as a majority-owned control portfolio company.

During the three months ended March 31, 2005, our Bridgecom and Broadview investments accounted for approximately $5.6 million, or 19.8%, of our total operating income. Of this amount, approximately $1.6 million related to income recognition of previously collected fees. These fees were being amortized over the life of our Bridgecom loans. The remaining amount of our operating income related to Bridgecom and Broadview related to interest and dividends on our loan and equity investments in these entities. We currently expect that our Broadview investment will continue to comprise a significant component of our operating income; however, our ability to recognize this income will be dependent upon the performance of Broadview.

The increase in interest income on loans was due primarily to growth in total loans and an increase in LIBOR partially offset by a decrease in the spread to LIBOR in our loan portfolio. The lower spread to LIBOR is partly due to a change in investment mix, which includes an increase in the proportion of our portfolio that is invested in syndicated loans. These investments generally bear lower risk and yield lower interest rates, which accounted for approximately $1.5 million of the change in spread. We have originated these investments to enhance our diversification, to reduce overall portfolio risk and to achieve better execution on our debt financing. Further, because LIBOR increased during the first quarter of 2005 as compared to the first quarter of 2004, the spread to LIBOR on fixed rate loans and loans with LIBOR floors decreased. This accounted for approximately $0.9 million of the change in spread. The remainder of $1.6 million is primarily due to the timing of contractual interest rate resets in a rising interest rate environment. At March 31, 2005, the yield on our

MCG Capital Corporation

Press Release

May 3, 2005

accruing loan and equity investments, which includes dividend income and loan fees, exceeded the March 31, 2005 90-day LIBOR by 9.9% as compared to 9.2% at December 31, 2004.

Advisory fees and other income decreased $0.2 million from the first quarter of 2004 to the first quarter of 2005. This decrease was primarily due to $1.5 million of management fees from one of our control investments, Bridgecom Holdings, Inc., prior to its merger with Broadview in the first quarter of 2004 versus none in the first quarter of 2005. This was partially offset by a $0.9 million increase in research revenues from our subsidiary Kagan Research, LLC, which we acquired in March of 2004. These research revenues increased in 2005 because we owned Kagan for the entire first quarter of 2005 whereas in 2004 we owned Kagan for only a part of the first quarter. The remaining $0.4 million of change relates primarily to an increase in interest on deposits.

The change in operating expenses for the three months ended March 31, 2005 compared to the same period in 2004 is attributable to the following items:

Three Months Ended March 31, 2005
( dollars in thousands)
Change due to:
Increase in borrowings (a)	$1,336
Change in LIBOR (a)	1,381
Change in spread (a)	(439)
Debt cost amortization	303
Salaries and benefits	1,871
Long-term incentive compensation	(3,869)
General and administrative expense	677

Total change in operating expense	$1,260

(a)	The change in interest expense due to increase in borrowings, change in LIBOR, and change in spread has been allocated in proportion to the relationship of the absolute dollar amount of the changes in each.

Operating expenses are comprised of three components: (1) interest expense, (2) salaries and benefits and general and administrative expenses, and (3) long-term incentive compensation. Total operating expenses for the first quarter of 2005 were $13.6 million, an increase of $1.3 million or 10% compared to the first quarter of 2004.

Interest expense increased by 123% to $4.7 million in the first quarter of 2005 compared to $2.1 million in the first quarter of 2004. The increase is primarily attributable to an increase in LIBOR and an increase in average borrowings partially offset by a decrease in the spread to LIBOR. The increase in debt cost amortization is related to an increase in deferred debt costs associated with new debt facilities entered into during the second half of 2004. Amortization of debt costs is recorded using the effective interest method.

Salaries and benefits and general and administrative expenses increased 54% to 7.3 million in the first quarter of 2005 compared to $4.7 million in the first quarter of 2004. For the first quarter of 2005, $1.2 million of the increase in salaries and benefits and general and administrative expenses was due to increased expenses associated with Kagan Research, LLC. The Kagan expenses increased in 2005 because we owned Kagan for the entire first quarter of 2005 whereas in 2004 we owned Kagan for only a part of the first quarter. In addition, salaries and benefits increased $1.0 million due to additional hires. The additional hires are part of an ongoing effort to expand our infrastructure in order to support our plans for future growth.

Long-term incentive compensation expense is made up of non-cash amortization of restricted stock awards granted in 2001 and the treatment of dividends on performance based restricted shares and shares securing employee loans as

MCG Capital Corporation

Press Release

May 3, 2005

compensation. Long-term incentive compensation totaled $1.7 million for the first quarter of 2005 compared to $5.6 million for the first quarter of 2004. During the first quarter of 2004, our compensation committee waived the performance-based forfeiture restrictions and modified the time-based forfeiture provisions associated with the Tier III shares of certain of our executive officers which resulted in an expense of $4.0 million.

Net operating income before investment gains and losses (NOI) for the first quarter of 2005 totaled $14.5 million, an increase of 47% compared with $9.8 million for the first quarter of 2004. This increase is the result of the items described above.

Net investment losses totaled ($1.4) million for the first quarter of 2005 compared to ($7.7) million for the first quarter of 2004. These amounts represent the total of net realized gains and losses, net unrealized appreciation and depreciation and reversals of unrealized appreciation and depreciation. Reversals of unrealized appreciation and depreciation occur when a gain or loss becomes realized. The following table shows the components of net investment gains and losses for the first quarter of 2005. Included in net realized gains/(losses) is $20.4 million related to the sale of our equity investment in Creatas. The reversal of unrealized appreciation on this Creatas investment was ($22.1) million.

Net Investment Gains/(Losses)
(dollars in millions)
Net Unrealized Gains/(Losses)	$1.0
Net Realized Gains/(Losses)	18.3
Reversals of unrealized appreciation/(depreciation)	(20.7)

Net Investment Losses	$(1.4)

Business Activity

Portfolio Investment Activity
(dollars in millions)
Investment Portfolio at 12/31/04	$880.4
Originations and Advances	128.0
Gross payments/reductions/sales of securities	(118.4)
Net Unrealized Gains/(Losses)	1.0
Net Realized Gains/(Losses)	18.3
Reversals of unrealized appreciation/(depreciation)	(20.7)

Investment Portfolio at 3/31/05	$888.6

Investment activity in the first quarter of 2005 included investments in twelve portfolio companies totaling $116.6 million, including an investment in common stock of Jupitermedia Corporation that we received in the Creatas transaction, and several advances to existing customers totaling $11.4 million. Net growth in the investment portfolio totaled $8.2 million for the first quarter from $880.4 million at December 31, 2004 to $888.6 million at March 31, 2005.

MCG Capital Corporation

Press Release

May 3, 2005

Asset Quality

At March 31, 2005 there were less than $0.1 million of loans, or 0.01% of the investment portfolio, greater than 60 days past due compared to $2.0 million of loans, or 0.23%, at December 31, 2004. At March 31, 2005, $14.2 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.6% of the investment portfolio. At December 31, 2004, $16.0 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.8% of the investment portfolio.

In addition to various risk management and monitoring tools, MCG also uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. We use the following 1 to 5 investment rating scale:

1	Capital gain expected or realized

2	Full return of principal and interest or dividend expected with customer performing in accordance with plan

3	Full return of principal and interest or dividend expected but customer requires closer monitoring

4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment

5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

The following table shows the fair value of our investments on the 1 to 5 investment rating scale, as of March 31, 2005 and December 31, 2004 (excluding unearned income):

Distribution of Portfolio by Investment Rating

	March 31, 2005			December 31, 2004
Investment Rating	Investments at Fair Value		Percentage of Total Portfolio	Investments at Fair Value		Percentage of Total Portfolio
	(dollars in thousands)
1	$297,582	(a)	33.5%	$301,474	(a)	34.2%
2	357,971		40.3	375,801		42.7
3	170,556		19.2	142,294		16.2
4	61,240		6.9	59,408		6.7
5	1,214		0.1	1,423		0.2

	$888,563		100.0%	$880,400		100.0%

(a)	Of this amount, $15.0 million at March 31, 2005 and $15.7 million at December 31, 2004 relates to debt instruments in companies for which we have already realized a gain through the sale of equity instruments. While these debt instruments are still outstanding, all of the related equity instruments have already been sold at a gain and, therefore, we do not expect any further realized gain.

MCG Capital Corporation

Press Release

May 3, 2005

Recent Developments

On April 21, 2005, MCG Capital Corporation established, through MCG Commercial Loan Trust 2005-1, a $100 million warehouse credit facility with an affiliate of UBS AG.

The warehouse credit facility allows MCG Commercial Loan Trust 2005-1 to borrow up to $100 million subject to certain covenants, concentration limitations and other restrictions. The warehouse credit facility is primarily secured by the assets of MCG Commercial Loan Trust 2005-1, including commercial loans sold to the trust by MCG Capital, and the lender has partial recourse to MCG Capital.

We intend to use the warehouse credit facility to fund our origination and purchase of a diverse pool of loans that will collateralize a potential future term securitization. Advances under the facility bear interest based on LIBOR plus 0.50% and interest is payable monthly. The facility is scheduled to terminate on November 30, 2005, may be extended under certain circumstances, and may be canceled by the lender for cause.

MCG Capital Corporation

Press Release

May 3, 2005

FINANCIAL STATEMENTS AND RELATED TABLES

MCG Capital Corporation

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	March 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$50,826	$82,732
Cash, securitization accounts	108,986	79,473
Cash, restricted	1,965	—
Investments at fair value
Commercial loans, (cost of $778,880 and $767,282, respectively)	769,722	760,489
Investments in equity securities, (cost of $147,758 and $131,472, respectively)	118,841	119,911
Unearned income on commercial loans	(10,735)	(12,529)

Total investments	877,828	867,871
Interest receivable	7,181	5,729
Other assets	16,934	17,706

Total assets	$1,063,720	$1,053,511

Liabilities
Borrowings	$453,824	$467,400
Interest payable	3,029	2,925
Dividends payable	19,044	19,043
Other liabilities	7,889	9,930

Total liabilities	483,786	499,298

Commitments and contingencies

Stockholders’ Equity
Preferred stock, par value $.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $.01, authorized 100,000 shares, 47,343 issued and outstanding on March 31, 2005 and 45,342 issued and outstanding on December 31, 2004	473	453
Paid-in capital	670,877	640,879
Distributions in excess of earnings:
Paid-in Capital	(28,998)	(28,998)
Other	(13,504)	(27,780)
Net unrealized depreciation on investments	(38,075)	(18,354)
Stockholder loans	(4,595)	(4,601)
Unearned compensation—restricted stock	(6,244)	(7,386)

Total stockholders’ equity	579,934	554,213

Total liabilities and stockholders’ equity	$1,063,720	$1,053,511

MCG Capital Corporation

Press Release

May 3, 2005

MCG Capital Corporation

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Operating income
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$14,234	$12,320
Affiliate investments (5% to 25% owned)	1,377	885
Control investments (more than 25% owned)	8,982	5,284

Total interest and dividend income	24,593	18,489
Advisory fees and other income
Non-affiliate investments (less than 5% owned) and other income	3,237	1,619
Control investments (more than 25% owned)	285	2,097

Total advisory fees and other income	3,522	3,716

Total operating income	28,115	22,205

Operating expenses
Interest expense	4,684	2,103
Employee compensation:
Salaries and benefits	4,756	2,885
Long-term incentive compensation	1,682	5,551

Total employee compensation	6,438	8,436
General and administrative expense	2,502	1,825

Total operating expenses	13,624	12,364

Net operating income before investment gains and losses	14,491	9,841

Net realized gains (losses) on investments
Non-affiliate investments (less than 5% owned)	101	1,904
Affiliate investments (5% to 25% owned)	(190)	—
Control investments (more than 25% owned)	18,377	—

Total net realized gains (losses) on investments	18,288	1,904
Net change in unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	955	(3,493)
Affiliate investments (5% to 25% owned)	730	(1,420)
Control investments (more than 25% owned)	(21,406)	(4,735)

Total net change in unrealized appreciation (depreciation) on investments	(19,721)	(9,648)

Net investment gains (losses)	(1,433)	(7,744)

Net income	$13,058	$2,097

Earnings per common share basic and diluted	$0.29	$0.06
Cash dividends declared per common share	$0.42	$0.42
Weighted average common shares outstanding	45,108	37,823
Weighted average common shares outstanding and dilutive common stock equivalents	45,149	37,928

MCG Capital Corporation

Press Release

May 3, 2005

ADDITIONAL FINANCIAL DETAILS

Selected Historical Operating Data—Quarterly

	2005	2004
	Qtr1	Qtr4	Qtr3	Qtr2	Qtr1
	(dollars and shares in thousands)
Net operating income (a)	$14,491	$8,879	$13,896	$12,474	$9,841
Net operating income per share	$0.32	$0.20	$0.33	$0.31	$0.26
Net operating income (a)	$14,491	$8,879	$13,896	$12,474	$9,841
Long-term incentive compensation (b)	1,682	1,683	2,321	2,128	5,551

Distributable net operating income (DNOI) (c)	$16,173	$10,562	$16,217	$14,602	$15,392

DNOI per share—average shares (d)	$0.35	$0.23	$0.38	$0.36	$0.40
DNOI per share—record date shares (e)	$0.36	$0.23	$0.38	$0.38	$0.40
Dividends declared per share	$0.42	$0.42	$0.42	$0.42	$0.42

(a)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.

(b)	Includes non-cash amortization expense associated with certain restricted shares and the expense associated with the dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.

(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholder. However, actual distributions may vary and such amount identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 479, 543, 580, 710, and 910 for the three months ended March 31, 2005, and three months ended December 31, September 30, June 30, and March 31, 2004, respectively. These unvested shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.

(e)	This amount is based on total shares outstanding at the record date for each respective quarterly dividend.

MCG Capital Corporation

Press Release

May 3, 2005

About MCG Capital Corporation

MCG Capital is a solutions-focused financial services company providing financing and advisory services to a variety of small- and medium-sized companies throughout the United States with a focus on growth oriented companies. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company’s acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.